EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Zoom Telephonics, Inc. on Form S-8 [File Nos. 333-209807 and 333-173143] of our report dated April 14, 2020 with respect to our audits of the consolidated financial statements of Zoom Telephonics, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Boston, MA
April 14, 2020